SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 7, 2013
(Date of Report (Date of Earliest Event Reported))

SKULLCANDY INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35240	56-2362196
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1441 West Ute Boulevard, Suite 250
Park City, Utah 84098
(Address of Principal Executive Offices)

(435) 940-1545
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(c) Appointment of Chief Financial Officer. On October 7, 2013, Skullcandy, Inc. (the “Company”), announced that it has hired Jason Hodell as its Chief Financial Officer, who is expected to assume this position no later than November 4, 2013.
Mr. Hodell, age 44, served as Chief Financial Officer and Executive Vice President of Shopzilla/Bizrate.com, a leading online comparison shipping website, from 2012 to October 2013. From 2010 to 2012, he served as the Chief Financial Officer, Chief Operating Officer and a member of the Board of Directors for Move Networks, an IPTV technology firm later acquired by Echolstar Advanced Technologies. From 2008 to 2010, Mr. Hodell served as Chief Financial Officer and Chief Operating Officer, later appointed to Chief Executive Officer, of the AVP pro volleyball tour. Prior to that, he was a member of the technology investment banking group of JPMorgan and a portfolio manager with Plainview Capital. Mr. Hodell received his B.S. in Economics (Mathematical) from the United States Military Academy at West Point and then served for five years as an Infantry Officer in the U.S. Army. He earned his Master of Business Administration in Finance from the Wharton School, University of Pennsylvania.
Upon the commencement of his employment, Mr. Hodell will receive an annual salary of $300,000 and be eligible to participate in the Company’s annual bonus program beginning with the 2014 fiscal year. His target bonus will be 50% of his base salary, with a maximum bonus opportunity of 100% of his base salary. Mr. Hodell will be eligible to participate in the Company’s Amended and Restated 2011 Incentive Award Plan, and will receive an inaugural, one-time equity grant valued at approximately $800,000, comprised of stock options and restricted stock units. The stock options and restricted stock units will vest on each anniversary of the date of grant in the following installments over a five year period: 10%, 15%, 20%, 25% and 30%. Mr. Hodell will be entitled to receive annual equity grants valued at $300,000, subject to the discretion of the Board of Directors. Mr. Hodell must continue service with the Company through the applicable equity vesting dates. Mr. Hodell will be eligible to participate in the Company’s 401(k) plan, health plans and other benefits on the same terms as all other Company employees. The Company will also provide Mr. Hodell with a signing bonus of $75,000, which is to be reimbursed on a pro-rata basis if his employment terminates during the first 12 months.
In the event that Mr. Hodell’s employment with the Company is terminated other than for “cause” or if he resigns for “good reason” (both, as defined in the employment agreement), he will also be entitled to receive (i) a severance payment equal to six months of the base salary in effect immediately prior to the date of termination, (ii) a payment equal to his target bonus for the year in which his employment terminates and (iii) all of his unvested options will immediately vest and become exercisable, all subject to reduction in accordance with an Internal Revenue Code of 1986, as amended, Section 280G best pay limitation. In the event of a termination due to death or disability, Mr. Hodell will be entitled to the benefits in clause (iii) of the preceding sentence.
There are no family relationships between Mr. Hodell and any director or executive officer of the Company and there are no transactions between Mr. Hodell and the Company that would be reportable under Item 404(a) of Regulation S-K.
The full text of the press release announcing Mr. Hodell’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits.
99.1    Press Release, dated October 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2013	SKULLCANDY, INC.

	By	/s/ Patrick Grosso
		Name:	Patrick Grosso
		Title:	VP, Strategic Initiatives & Corporate Affairs

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated October 7, 2013